                                                                    EXHIBIT 12.1

                       TransAmerican Refining Corporation
                       Ratio of Earnings to Fixed Charges
                            (In thousands of dollars)

                                                                      Six Months Ended
                                    Year Ended January 31,               January 31,              Year Ended July 31,
                               ----------------------------------  ----------------------  ----------------------------------
                                  1998        1997        1996        1996        1995        1995        1994        1993
                                  ----        ----        ----        ----        ----        ----        ----        ----
Income (loss) before taxes     $(112,008)  $   9,406   $ (67,258)  $ (26,071)  $ (23,150)  $ (64,337)  $ (17,353)  $ (19,373)

Add:

   Equity in (income) loss of
     TransTexas                  (34,394)    (12,325)     14,081         156          --      13,925          --          --
   Interest expense, net of
     amounts capitalized          20,446       4,663      18,451       5,978          31      12,504          14          17
   Portion of rental expense
     representative of an
     interest factor                 747         834         794         378         360         790         357         186
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
       Earnings(A)             $(125,209)  $   2,578   $ (33,932)  $ (19,559)  $ (22,759)  $ (37,118)  $ (16,982)  $ (19,170)
                               =========   =========   =========   =========   =========   =========   =========   =========
Fixed charges:
   Total interest              $ 113,400   $  73,503   $  59,994   $  32,180   $   3,540   $  31,354   $      14   $      17
   Portion of rental expense
     representative of an
     interest factor                 747         834         794         378         360         790         357         186
                               ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
       Fixed Charges(B)        $ 114,147   $  74,337   $  60,788   $  32,558   $   3,900   $  32,144   $     371   $     203
                               =========   =========   =========   =========   =========   =========   =========   =========
Ratio of earnings to fixed
   charges(A/B)                       --          --          --          --          --          --          --          --
                               =========   =========   =========   =========   =========   =========   =========   =========
Earnings inadequate to cover
   fixed charges               $ 239,356   $  71,759   $  94,720   $  52,117   $  26,659   $  69,262   $  17,353   $  19,373
                               =========   =========   =========   =========   =========   =========   =========   =========